STATE OF OKLAHOMA

ARTICLES OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

HARCOM PRODUCTIONS, INC.

HARCOM PRODUCTIONS, INC., a corporation organized and existing under and by the virtue of the Oklahoma General Corporation Act, does hereby certify:

FIRST: That a meeting oftheJ3oardofDirectors of HARCOM PRODUCTIONS, INC., resolutions were duly adopted setting forth proposed amendments to the Articles of Il1corporationof said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolutions settil1g forth the proposed amendments are as follows:

RESOLVED, that the Articles of Incorporation of this corporation be amended by changing the Article thereof numbered "Article III" so that, as amended. said Article shall be and read as follows:

The maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time is 100,000,000 shares of common stock having a par value of $0.01 per share.

RESOLVED, that the Articles of Incorporation of this corporation be amended by changing the Article thereof numbered "Article VII" so that, as amended, said Article shall be and read as follows:

The Board of Directors shall consist of not less than one (1) Director and not more than fifteen (15) Directors and the total number of Directors may from time to time be increased or decreased in such manner as is described in the Company's By-Laws, provided, however, that the number of Directors shall not be reduced to less than one (1).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 1074 of the Oklahoma General Corporation Act at which meeting the necessary number of shares as acquired by statute were voted in favor of the amendment.

THIRD: The amendments were approved by the shareholders. The number of votes cast for the amendments by the shareholders were sufficient for approval.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of October, 2006.

/s/ SHANE E. HARWELL

SHANE E. HARWELL, President